Exhibit 99.1

FOR IMMEDIATE RELEASE  CONTACT: Sarah Yeager, 203-979-4772

Nutrition 21 Announces Preliminary
Fiscal Year 2007 Results

Company Focused on Building Brands
And New Product Introductions in Fiscal 2008

PURCHASE, N.Y., August 13, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, today announced preliminary financial results for the Company’s fiscal year ended June 30, 2007 and provided fiscal year 2008 financial guidance. The audit of the fiscal year 2007 results is not yet completed and these are preliminary results. Nutrition 21 anticipates announcing final audited results on or about September 12, 2007.

Fiscal Year 2007 Full Year Preliminary Unaudited Results

The Company currently anticipates revenues of approximately $42.2 million for fiscal year 2007, an increase of almost 300% when compared to fiscal year 2006 revenues of $10.6 million. Revenues in the fourth quarter were negatively impacted by a $1.8 million return of Selenomax® by a national retailer, which had previously made a one-time $2.6 million purchase in the third quarter. Earlier this month, Nutrition 21 entered into an agreement to sell the returned inventory to a third party for $1.7 million in barter credits that the Company expects to use in fiscal 2008.

The Company currently anticipates a net loss for fiscal year 2007 of $18.2 million, or $0.32 per diluted share. The anticipated net loss for the year will include a one-time net charge of $1.4 million in the fourth quarter for the return of Selenomax®.

In general, the net loss for the year reflects the investments made by the Company to transition from a research and development-focused company selling chromium picolinate as an ingredient, to a sales and marketing-driven company selling branded consumer product goods targeting significant and growing age- and weight- related health needs, including diabetes, cardiovascular health, obesity, joint health, cognitive function and mental health.

The activities and investments during the fiscal year included:

•	Adding key members to our retail sales, marketing and distribution team;

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Conducting pre-market activities associated with launching Chromax®, Iceland Health Omega-3®, Iceland Health Joint Relief® and Diachrome® into the retail channel. Such activities include market research, focus groups, web site development, collateral development, as well as developing integrated marketing programs, such as PR, print and radio advertisements;

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Acquiring Iceland Health, Inc. on August 25, 2006 and integrating its established line of Omega-3 products that promote cardiovascular and joint health. The acquisition also provided us with direct-to-consumer marketing and sales capabilities, which allow us to effectively leverage television infomercials, print, radio, direct mail, and Internet e-commerce;

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Expanding the Company’s direct response operations by adding new call centers, developing new marketing and sales programs in Spanish, producing and launching a 30-minute infomercial for Chromax® and developing line extensions for the Iceland Health franchise that will launch in Fall 2007;

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Testing and refining radio and print media campaigns for the four products that Nutrition 21 currently sells at retail, and financing national retail radio and print campaigns to advertise both Chromax® in the third quarter of fiscal 2007 and Iceland Health products introduced at retail in the fourth quarter of fiscal 2007;

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Completing research and development for Advanced Memory Formula™, a nutritional supplement for promoting cognitive function. The Company recently completed a randomized-double-blind, placebo-controlled, clinical trial evaluating recall performance and brain activity using MRI scans. Nutrition 21 filed a patent covering this product ; and

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Preparing for the Fall 2007 launches of Advanced Memory FormulaTM and Diabetes Essentials®, a line of nutritional supplements for people with type-2 diabetes. Major retailers and key regional retailers have already placed purchase orders for both products.

Paul Intlekofer, Nutrition 21’s President and Chief Executive Officer, said, “In this past year we made significant progress towards our goal of becoming a leading nutritional supplements company with premium branded products. Our increased momentum is reflected by the following:

•	We began the fiscal year with 4 shelf keeping units (SKUs) at retail, ended the fiscal year with 10, and have commitments in place to expand to 14 by the Fall of 2007;

•	The chromium category grew by 37.1% in the drug channel, and Chromax® became the #1 selling chromium brand at retail;

•
Chromium picolinate was incorporated as an ingredient into Ross/Abbott’s Glucerna, the leading diabetes nutrition shake, Coca-Cola, Minute Maid Multi and, in the past month, a newly launched Diet Coke;

•	Iceland Health direct response sales grew 15% on an annualized basis since its acquisition in August 2006; and

•	Sales of Chromax1000® through an initial infomercial program reached a weekly high of $60,000 in the second month of this program in the first week of July.

Intlekofer concluded, “We now have a diverse portfolio of best-in-class products, extensive marketing capabilities, strong relationships with our retail distributors and an experienced staff. Excluding the one-time sale and return of Selenomax®, we have grown sales in each of the last four quarters. The investments we made during this past year have enabled us to build our brands and have positioned us to be able to generate sustainable growth over the next few years.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Nutrition 21 expects revenue for fiscal year 2008 to be in the range of approximately $70 to $80 million, a 66% to 94% increase over our preliminary estimates for fiscal 2007 revenue. These expectations reflect management’s current view. Actual results may differ depending upon the success of our new product launches, various marketing initiatives and other factors.

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds over 30 patents for nutrition products and uses. The company markets Chromax® chromium picolinate, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular health, control cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. Another chromium picolinate-based supplement developed and marketed by Nutrition 21 is Diachrome®, a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is sold in select drug retailers nationwide. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, which are manufactured to pharmaceutical standards and sold under the Iceland Health® brand. More information is available at http://www.nutrition21.com/.

Safe Harbor Provision

This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

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